UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2005

RAINMAKER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-28009	33-0442860
(Commission File Number)	(IRS Employer Identification No.)

1800 Green Hills Road Scotts Valley, CA	95066
(Address of principal executive offices)	(Zip Code)

(831) 430-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) On March 9, 2005, Rainmaker Systems, Inc. (the “Company”) received a notice from the Listing Qualifications division of the Nasdaq Stock Market that for the last 30 consecutive business days the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”). The notice further provides that in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until September 6, 2005, to regain compliance. The notice states the Nasdaq staff (the “Staff”) will provide written notification that the Company has achieved compliance with the Rule if at any time before September 6, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, though the notice also states that the Staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.

If the Company cannot demonstrate compliance with the Rule by September 6, 2005, the Staff will determine whether the Company meets The Nasdaq Smallcap Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets The Nasdaq Smallcap Market initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal the Staff’s determination to delist its securities to a Listings Qualifications Panel.

The Company has not determined what action, if any, it will take in response to this notice.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 10, 2005, the Company announced the departure of Mr. Martin Hernandez, President and Secretary of the Company, effective March 9, 2005. Mr. Michael Silton, Chief Executive Officer of the Company, will assume the duties of President of the Company and Mr. Steve Valenzuela, Chief Financial Officer of the Company, will assume the duties of Secretary of the Company.

Mr. Silton, 40, has served as a director of the Company since inception. Mr. Silton has served as Chief Executive Officer of the Company since October 1997 and the Company’s Chairman of the Board since inception through July 2003. In 1991, he founded the Company’s former business UniDirect, which specialized in the direct marketing and sales of business software.

There is no family relationship between Mr. Silton and any director, executive officer, or person nominated to such a position.

The assumption by Mr. Silton of the office of the President will not change Mr. Silton’s employment agreement with the Company. A copy of Mr. Silton’s employment agreement was filed as an exhibit to the Company’s Annual Report on Form 10-K, filed March 29, 2002. An amendment to the employment agreement was filed as an exhibit to the Company Current Report on Form 8-K, filed February 25, 2005.

Item 8.01 – Other Events.

On March 10, 2005, the Company announced the appointment of John Houtsma, formerly Chief Executive Officer of the Company’s newly acquired subsidiary, Sunset Direct, Inc., as Vice President of Sales of the Company, and Edwin Okamura, formerly Vice President of marketing of Sunset Direct, as Vice President of Marketing of the Company. The Company also announced the departure of executives, Diane Brundage, Vice President of Sales, and Mike Davison, Vice President of Marketing.

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Item 9.01 – Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 10, 2005, issued by Rainmaker Systems, Inc. announcing the receipt of non-compliance notice from Nasdaq regarding minimum bid price.

99.2	Press Release dated March 10, 2005, issued by Rainmaker Systems, Inc. announcing Senior Management Changes.

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SIGNATURES*

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINMAKER SYSTEMS, INC.
(Registrant)

March 10, 2005	/s/ Steve Valenzuela
Date	(Signature)

	By:	Steve Valenzuela
	Title:	Chief Financial Officer

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